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                                                                    EXHIBIT 99.1

                          [LETTERHEAD OF ASHFORD.COM]

Ashford.com Announces New CEO

              Communicates Preliminary Results for March Quarter

    HOUSTON, April 23 /PRNewswire Interactive News Releases/ -- Ashford.com (Nasdaq: ASFD), the leading e-commerce destination for corporate and personal gifts and rewards, today announced that David Gow has been named Chief Executive Officer to replace Kenny Kurtzman, who has been named Vice Chairman of the Board of Directors. Gow was also appointed to the company's Board of Directors. In addition, Ashford.com announced preliminary financial information for its fourth fiscal quarter, ended March 31, 2001.

    "Ashford has made great strides over the past two years under Kenny's leadership," said Rob Shaw, Chairman of the Board and co-founder of the company. "Kenny has been instrumental in making Ashford a success, and we are pleased that, as Vice Chairman, he will continue to play a vital role in Ashford's future.

    "Looking ahead," Shaw continued, "we believe the company is entering a new phase, and new leadership will support our transition. The Board in confident that David Gow can successfully continue Ashford's move from a company focused primarily on growth, to one focused on cash flow and the development of more profitable categories such as Corporate Gifts sales."

     David Gow, who has served as the company's Chief Financial Officer since March of 1999, has also been the leader of Ashford.com's Corporate Gifts Sales Division. "We plan to increase our focus on growing corporate sales while improving the efficiency of our retail business," said Gow. "We feel we made progress this quarter despite a generally sluggish retail environment. Same quarter, year over year sales growth is estimated to be approximately 18%, and our corporate business continues to grow and provide an important new, profitable business for us."

     The company communicated preliminary financial information for the quarter ended March 31, 2001. Based on unaudited financial and operating data for the quarter, Ashford.com reported the following preliminary results:

     -- Net Sales: Ashford.com expects to report quarterly net sales of between $14.0 million and $14.5 million. These preliminary results reflect same quarter, year-over-year growth of approximately 18%.

     -- Gross Margin: Ashford.com expects to report quarterly gross margin, before certain non-recurring charges, of between 17.5% and 18.5%. These preliminary results reflect the impact of a targeted promotional offer that affected gross margins by approximately 4%. This promotion, implemented with one of Ashford's new corporate marketing partners and continuing through June 2001, resulted in the acquisition of approximately 8,700 customers during the quarter.

     -- Cash Operating Expenses: Ashford.com expects to report quarterly cash operating expenses (including marketing and sales and general and administrative expense before non-recurring charges) of between $12.0 million and $12.5 million.

     -- Charges: Ashford.com expects to report non-recurring charges of approximately $3.5 million. This includes a non-cash charge of approximately $1.8 million of inventory valuation reserves. Also, the company expects to report non-recurring charges of $1.7 million associated with restructuring, including severance from a workforce reduction in January 2001, cancellation of a number of service contracts, and other items.

     The financial results set forth above are preliminary and unaudited. Ashford.com's audited financial statements for the fiscal year ended March 31, 2001, are not yet available. When the annual audited financial statements become available. Ashford.com will file them with the Securities and Exchange Commission.

     Forward-Looking Statements

     This release contains forward-looking statements involving risks and uncertainties that include, among others, Ashford's expected financial

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performance for the fourth fiscal quarter and Ashford's operational and strategic plans. Actual results could differ materially from the results predicted in this release. The potential risks and uncertainties that could cause actual results to differ from anticipated results include but are not limited to the results of the audit of Ashford's financial statements for the fiscal year ended March 31, 2001, the unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risks of system interruption, inventory risks, and risks of new business areas, business combinations, and strategic alliances. Ashford makes these forward-looking statements as of the date of this release and assumes no obligation to update these statements. More information about factors that potentially could affect Ashford's business and financial results is included in Ashford's most recent quarterly guidance, provided on February 6, 2001, and available at http://www.prnewswire.com/micro/ASFD, as well as the company's filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q.

        About Ashford.com
        Ashford.com is the leading e-commerce destination for corporate and personal gifts and rewards. The company's two e-commerce sites, http://www.ashford.com and http://www.ashfordcorporategifts.com offer over 25,000 attractive gifts and rewards, including new and vintage watches, jewelry, fragrances, leather accessories, diamonds, ties, scarves, sunglasses, and writing instruments from more than 400 leading brands. Dedicated to creating an exceptional luxury shopping experience, Ashford.com provides overnight shipping on nearly all items, gift packaging, and a 30-day money-back guarantee on all merchandise. It also offers the Ashford.com Protection Plus(SM) policy, which provides outstanding product warranties, customer privacy, and site security. Ashford.com is headquartered in Houston, Texas.
        Ashford and Ashford.com are trademarks, and Ashford.com Protection Plus is a service mark, of Ashford.com, Inc. All other marks are the property of their respective owners.

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SOURCE   Ashford.com





Web site: http://www.ashfordcorporategifts.com http://www.ashford.com


Company News On-Call: http://www.prnewswire.com/comp/140656.html or fax, 800-758-5804. ext. 140656


CONTACT: Ellen Brooks, Investor and Public Relations of Ashford.com, 713-369-1300, or ebrooks@ashford.com


NOTE TO EDITORS: A copy of this press release can be found at http://www.prnewswire.com/micro/ASFD.